Exhibit 99.1
VistaCare Reports Fiscal Third Quarter 2007 Results
SCOTTSDALE, Ariz., August 8, 2007—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal third quarter ended June 30, 2007. Despite operating fewer programs, VistaCare’s net patient revenue for the quarter was $59.9 million, approximately the same as the fiscal third quarter of 2006 which was also $59.9 million, and a 1.5% increase over net patient revenue of $59.0 million in the fiscal second quarter of 2007.
The Company reported a net loss on a GAAP basis of $2.8 million, or $0.17 per share, for the recent fiscal third quarter compared with a net loss of $193,000, or $0.01 per share, for the third quarter of fiscal 2006 and a net loss of $3.2 million, or $0.19 per share, for the fiscal second quarter of 2007. On a pro forma basis, excluding one-time charges and adjustments related to restructuring activities, the Company generated a net loss of $2.3 million, or $0.14 per share in fiscal third quarter 2007, compared to a net loss of $193,000, or $0.01 per share, in the 2006 fiscal third quarter, and a pro forma net loss of $2.5 million, or $0.15 per share, for the fiscal second quarter of 2007. There is a reconciliation of GAAP to pro forma net income in a supplemental table attached to this release.
“In the fiscal third quarter of 2007, we made significant progress on the initial implementation of the restructuring plan approved by our Board in late June and we are on our way toward improved financial performance in the quarters ahead,” said Richard R. Slager, Chairman and CEO of VistaCare. “Pursuant to the plan, by the end of the fiscal third quarter we consolidated or closed a total of five hospice programs and one inpatient unit (IPU), with nine additional programs and one IPU identified for consolidation, closure or sale by the end of this calendar year. Through restructuring initiatives during fiscal 2007, we have reduced SG&A expenses and we have taken actions to begin to reduce patient care expense in the fiscal fourth quarter. We are on track to achieve our targeted EBITDA margin of approximately 10% by the end of the fourth quarter of fiscal 2008.”
Third Quarter Operations Review
Net patient revenue was $59.9 million for both three month periods ended June 30, 2007 and 2006. In the recent third quarter, net patient revenue was positively impacted by a 3.4% increase in the Medicare reimbursement rate and an increase in inpatient days from 5,681 days in the 2006 fiscal third quarter to 7,533 days in the same quarter of 2007. While average daily census (ADC) during the fiscal third quarter of 2007 grew sequentially, ADC declined 2.4% as compared to the prior year’s fiscal third quarter. VistaCare ended the fiscal third quarter of 2007 with 50 programs and 5 IPUs, seven less programs than at the end of the fiscal third quarter of 2006. Fiscal third quarter 2007 results include a reduction in patient revenue for Medicare Cap of $1.0 million, compared with a reduction of revenue of $1.2 million in both the third quarter of the prior fiscal year and the second quarter of the current fiscal year.
Patient care expenses increased 8.9% from the third quarter of fiscal 2006 to $41.6 million in the third quarter of fiscal 2007. The increase was primarily due to market based salary increases, replacement hiring to fill vacant caregiver positions and staffing for the opening of new IPUs in Corpus Christi, Texas and Columbus, Georgia. Additionally, during the quarter, the Company filled essential open medical director, nurse and home health aide positions critical to ongoing operations. Following approval of the restructuring plan in late June, the Company has been actively addressing staffing levels at programs that are currently operating above the Company’s labor benchmarks. Significant improvement in patient care expense is anticipated over the next two quarters with the full impact of all of the patient care expense improvement initiatives realized by the end of calendar 2008. SG&A expenses decreased 4.7% from $21.3 million in the fiscal second quarter of 2007 to $20.3 million in the fiscal third quarter of 2007, and decreased by more than $300,000 from the fiscal third quarter of 2006, largely due to headcount reductions as part of the Company’s restructuring initiatives.
Working capital at the end of the third quarter of fiscal 2007 was $42.7 million compared to $44.8 million at the end of the second quarter fiscal 2007. The Company reported cash, cash equivalents and short-term investments of $29.1 million as of June 30, 2007 versus $43.8 million as of March 31, 2007. The primary reason for the decline in the third quarter was the industry-wide CMS medical reviews that have caused delays in collecting Medicare claims for impacted programs. As in the past, the Company is actively managing its cash position and expects to collect virtually all of these claims over the coming months. The Company had no outstanding debt at June 30, 2007.
Key Operating Metrics

	3Q07	3Q06	2Q07
Average Daily Census	5,089	5,213	5,053
Ending Census	5,137	5,265	5,125
Patient days	463,060	474,408	454,803
In-patient days	7,533	5,681	6,748
Admissions	4,252	4,368	4,333
Average Length of Stay	110	109	116
Median Length of Stay	27	29	30

Restructuring Update
In its June 27th news release, VistaCare identified nine programs and one IPU to be consolidated, closed or sold. Since that date, the Company has consolidated three programs (one at the end of the fiscal third quarter and two in the fiscal fourth quarter) and the remaining are expected to be consolidated, closed or sold by the end of the calendar year. In addition, the Company is on track to achieve previously identified savings through process improvements, SG&A savings and headcount reductions. Organizational streamlining has been substantially completed and is expected to provide better oversight and communication, support consistency in the Company’s operations, and generate incremental savings.
Actions taken through the fiscal third quarter are expected to reduce annualized SG&A costs by approximately $9 million and are consistent with the restructuring plan. These savings have been largely achieved through a reduction in corporate and administrative headcount and associated benefits and travel costs. Additionally, approximately $4 million in annualized patient care expense savings primarily associated with program consolidations, closures and sales has been achieved. The Company remains on track to achieve the expected $29 million in net savings that will result from the full implementation of the restructuring plan by the beginning of fiscal 2009.
Conference Call
VistaCare will host a conference call and webcast on Thursday, August 9, 2007 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific) to discuss its fiscal third quarter results and recent corporate developments. The dial-in number for the conference call is 800-366-7449 for domestic participants and 303-262-2175 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Thursday, August 16 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11092413#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
Use of Non-GAAP Financials
In addition, to supplement the GAAP financial information, we have provided non-GAAP net income and earnings per share information. The third quarter of fiscal 2007 pro forma net loss excludes restructuring expenses of $0.7 million for severance, early lease terminations and fixed asset write-offs. We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in the tables accompanying today’s release.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers,

VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, or ability to effect improvements in operational performance or consummate strategic initiatives, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, the successful closing of business transactions or other strategic initiatives and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contacts:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480)648-4545	(415)896-6820	(646) 201-5445
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	June 30,	September 30,
	2007	2006
	(unaudited)	(note 1)
ASSETS
Current assets:
Cash and cash equivalents	$17,573	$21,583
Short-term investments	11,550	19,148
Patient accounts receivable (net of allowance for denials of $2,581 and $1,502 at June 30, 2007 and September 30, 2006, respectively)	35,758	27,600
Patient accounts receivable — room & board (net of allowance for denials of $1,013 and $692 at June 30, 2007 and September 30, 2006, respectively)	7,833	9,662
Prepaid expenses and other current assets	5,695	4,653
Tax receivable	1,395	1,375
Total current assets	79,804	84,021
Fixed assets, net	6,109	6,409
Goodwill	24,002	24,002
Other assets	2,850	5,360
Total assets	$112,765	$119,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$834	$2,591
Accrued expenses and other current liabilities	24,215	28,116
Accrued Medicare Cap	12,047	9,849
Total current liabilities	37,096	40,556
Deferred tax liability-non-current	1,338	1,144
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,855,043 and 16,610,500 shares issued and outstanding at June 30, 2007 and September 30, 2006, respectively.	168	166
Additional paid-in capital	112,244	110,378
Accumulated deficit	(38,081)	(32,452)
Total stockholders’ equity	74,331	78,092
Total liabilities and stockholders’ equity	$112,765	$119,792

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net patient revenue	$59,888	$59,914	$179,847	$175,475
Operating expenses:
Patient care expenses	41,563	38,215	121,759	111,453
Sales, general and administrative expenses	20,285	20,623	62,501	61,675
Depreciation	576	636	1,783	1,875
Amortization	275	636	904	1,935
Loss on disposal of assets	388	38	530	185
Gain on sale of hospice program assets	—	—	(1,105)	—
Total operating expenses	63,087	60,148	186,372	177,123
Operating loss	(3,199)	(234)	(6,525)	(1,648)
Non-operating income (expense):
Interest income	371	338	1,211	1,017
Other expense	(45)	(39)	(127)	(132)
Total non-operating (loss)income, net	326	299	1,084	885
Net (loss) income before income taxes	(2,873)	65	(5,441)	(763)
Income tax (benefit) expense	(61)	258	188	(21)
Net loss	$(2,812)	$(193)	$(5,629)	$(742)

Net loss per share:
Basic net loss per share	$(0.17)	$(0.01)	$(0.34)	$(0.05)
Diluted net loss per share	$(0.17)	$(0.01)	$(0.34)	$(0.05)

Weighted average shares outstanding:
Basic	16,544	16,408	16,514	16,387
Diluted	16,544	16,408	16,514	16,387

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended
	June 30,
	2007	2006
Operating activities
Net loss	$(5,629)	$(742)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,783	1,875
Amortization	904	1,935
Share-based compensation	1,163	1,773
Deferred income tax expense (benefit)	194	(475)
Gain on sale of hospice program assets	(1,105)	—
Loss on disposal of assets	530	185
Changes in operating assets and liabilities:
Patient accounts receivable, net	(6,392)	(2,830)
Prepaid expenses and other	(731)	582
Payment of Medicare Cap assessments — decrease in accrued Medicare Cap	(1,453)	(6,211)
Increase in accrual for Medicare Cap	3,651	3,546
Accounts payable and accrued expenses	(5,659)	(5,730)
Net cash used in operating activities	(12,744)	(6,092)
Investing activities Short-term investments purchased	(14,012)	(4,225)
Short-term investments sold	21,610	3,677
Purchases of equipment	(2,110)	(2,679)
Internally developed software expenditures	—	(357)
Proceeds from sale of hospice program assets	1,200	—
Decrease in other assets	1,341	7
Net cash provided by (used in) investing activities	8,029	(3,577)
Financing activities Proceeds from issuance of common stock from exercise of stock options and employee stock purchase plan	705	364
Net cash provided by financing activities	705	364
Net decrease in cash and cash equivalents	(4,010)	(9,305)
Cash and cash equivalents, beginning of period	21,583	25,962
Cash and cash equivalents, end of period	$17,573	$16,657
Cash and cash equivalents and short-term investments, end of period	$29,123	$44,618
Proforma Net Income and Earning Per Share with Adjustments
          (in thousands, except per share information)

	Q3 FY07		Q2 FY07		Q3 FY06
Published Net (Loss)/Income and EPS	$(2,812)	(0.17)	$(3,207)	(0.19)	$(193)	(0.01)
Adjustments:
Severance & Closure Costs	715		1,036
Gain on Sale of Cincinnati
Deferred Tax Asset Valuation Allowance
Tax Effect Of Adjustments*	(250)		(363)		—
Adjusted Net Income/EPS (tax adjusted)	$(2,347)	(0.14)	$(2,534)	(0.15)	$(193)	(0.01)

* The tax effect is an estimate